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                                                                    EXHIBIT 99.2


                               STOCK PURCHASE AGREEMENT



          This STOCK PURCHASE AGREEMENT dated as of April 14, 1997 (this "AGREEMENT") is made and entered into by and between Apollo Investment Fund III, L.P., a Delaware limited partnership, Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., an English limited partnership (collectively, "APOLLO"), and Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership (collectively, "BLACKSTONE" and, together with Apollo, "PURCHASERS"), and TPG Partners, L.P., a Delaware limited partnership ("TPG PARTNERS"), and TPG Parallel I, L.P., a Delaware limited partnership ("TPG PARALLEL" and together with TPG Partners, "SELLERS"). Capitalized terms not otherwise defined herein have the meanings set forth in SECTION 9.1.

          WHEREAS, Sellers own collectively 11,776,765 shares of common stock, par value $.01 per share, of Allied Waste Industries, Inc., a Delaware corporation (the "COMPANY"), constituting approximately 15.6% of the issued and outstanding shares of capital stock of the Company as of the date hereof (such shares being referred to herein as the "SHARES");

          WHEREAS, Sellers desire to sell, and Purchasers desire to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement; and

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                      ARTICLE I

                              SALE OF SHARES AND CLOSING

          1.1 PURCHASE AND SALE. At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell to Purchasers all of the right, title and interest of such Seller in and to the Shares, and the Purchasers jointly and severally agree to purchase from the Sellers all of such Shares.

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          1.2 PURCHASE PRICE.  The purchase price for the Shares is $9.50 per share, or $111,879,267.50 in the aggregate (the "PURCHASE PRICE"), payable in immediately available United States funds at the Closing in the manner provided in SECTION 1.3.

          1.3 CLOSING. The Closing will take place at the offices of Kelly, Hart & Hallman, 201 Main Street, Suite 2500, Fort Worth, Texas, or at such other place as Purchasers and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchasers will pay the Purchase Price by wire transfer of immediately available funds to such account or accounts as Sellers may reasonably direct by written notice delivered to Purchasers by Sellers at least one (1) Business Day before the Closing Date. Simultaneously, each Seller will assign and transfer to Purchasers all of such Seller's right, title and interest in and to the Shares by delivering to Purchasers a certificate or certificates representing such Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached.


                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

          Each Seller, jointly and severally, hereby represents and warrants to Purchasers as follows:

          2.1 ORGANIZATION OF SELLER. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

          2.2 TITLE TO SHARES. TPG Partners and TPG Parallel own 10,709,637 and 1,067,128 Shares, respectively (such amounts representing all of the Shares and any other equity equivalents owned directly or indirectly by Sellers or any of their affiliates), and each Seller is the sole record and beneficial owner of such Shares, free and clear of all Liens. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in
SECTION 1.3 will transfer to Purchasers good and valid title to the Shares, free and clear of all Liens (except such as may be imposed on the Shares by the Purchasers).

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          2.3 AUTHORITY.  The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized, no other action on the part of Seller, its general partner or their respective partners and stockholders being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

          2.4 NO CONFLICTS. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the partnership agreement, certificate or articles of incorporation or by-laws (or other comparable organizational documents) of Seller or their general partners;

          (b) subject to making all filings, giving all notices and obtaining all approvals required under the HSR Act, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or the Shares; or

          (c)  (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent from any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien (other than such Liens as may be created by this Agreement) upon Seller or the Shares under, any Contract to which Seller is a party.

          2.5 GOVERNMENTAL APPROVALS AND FILINGS.  Other than  the filing of a
Schedule 13D and applicable forms under Section 16 as required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          2.6 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller (or to the knowledge of

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Seller, the Company) which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          2.7 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchasers without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchasers or the Company for a finder's fee, brokerage commission or similar payment.

          2.8 AGREEMENTS RELATING TO SHARES.  Other than documents listed on
SCHEDULE 2.8 (the "SELLER AGREEMENTS"), true and complete copies of which have been filed with the Securities and Exchange Commission and made available to Purchasers, and other than the respective partnership agreements of each Seller, there are no (i) Contracts or other arrangements concerning the acquisition, disposition or the voting of the Shares, (ii) options with respect to the Shares, including without limitation any form of preemptive rights or claims of third parties or (iii) outstanding proxies, shareholder agreements, voting trusts, powers of attorney or comparable delegations of authority concerning the Shares. Each Seller Agreement is valid, binding and in full force and effect.


                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PURCHASERS

          Each Purchaser, severally but not jointly, hereby represents and warrants to Sellers as follows:

          3.1 ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          3.2 AUTHORITY. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized, no other action on the part of Purchaser, its general partner or their respective partners and stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its

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terms, except to the extent such enforceability may be limited by (i)
bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

          3.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the partnership agreement, certificate or articles of incorporation or by-laws (or other comparable organizational documents) of Purchaser or its general partner;

          (b) subject to making all filings, giving all notices and obtaining all approvals required under the HSR Act, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser;

          (c)  (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Purchaser to obtain any consent from any Person as a result or under the terms of, any Contract to which Purchaser is a party.

          3.4 GOVERNMENTAL APPROVALS AND FILINGS. Other than filings, notices and approvals required under the HSR Act or the Exchange Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          3.5 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          3.6 PURCHASE FOR INVESTMENT. The Shares will be acquired by Purchaser (or, if applicable, its permitted assigns hereunder) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be).

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          3.7 BROKERS.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers or the Company for a finder's fee, brokerage commission or similar payment, except for Goldman Sachs & Co., whose fees and expenses will be paid by Purchaser.



                                      ARTICLE IV

                                 COVENANTS OF SELLERS

          Each Seller covenants and agrees with Purchasers that:

          4.1 CERTAIN RESTRICTIONS. During the term hereof, Seller will not vote the Shares in any manner that would have a material adverse effect on Business or Condition of the Company or vote for any material transaction not otherwise in the ordinary course of business of the Company.

          4.2 NOTICE AND CURE. Seller will notify Purchasers in writing of, and contemporaneously will provide Purchasers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Seller, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.


                                      ARTICLE V

                               COVENANTS OF PURCHASERS

          Each Purchaser covenants and agrees with Sellers that:

          5.1 HSR. Purchaser will within ten Business Days file a notification under the HSR Act, and will promptly take all reasonable actions to obtain all approvals required under the HSR Act in connection with the transactions contemplated by this Agreement.

          5.2 NOTICE AND CURE. Purchaser will notify Sellers in writing of, and contemporaneously will provide Sellers with true

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and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.


                                      ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF PURCHASERS

          The obligation of Purchasers hereunder to purchase the Shares is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part only by Purchasers in their sole discretion):

          6.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Sellers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

          6.2 PERFORMANCE. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

          6.3 REGULATORY CONSENTS AND APPROVALS. All approvals (or terminations or expirations of waiting periods) required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained (or terminated or expired).

          6.4 DELIVERY OF SHARES. All of the Shares, and not just a portion thereof, shall have been delivered for sale by Sellers.

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          6.5 ASSIGNMENT OF REGISTRATION RIGHTS.  Sellers shall have validly assigned to Purchasers, to the fullest extent permitted under the Seller Agreements, all of Sellers' registration rights relating to the Shares; provided that Purchasers shall execute and deliver to the Company a written undertaking to comply with the obligations imposed on the holder of such registration rights under the Seller Agreements.

          6.6 BOARD RESIGNATIONS. Each of James G. Coulter, Jeffrey A. Shaw, John M. Lewis and William K. Reilly, representing all of Sellers' designees or affiliates on the Board of Directors, (or any other person who shall replace or succeed such person as a member of the Board of Directors of the Company) shall have resigned from the Board of Directors of the Company.


                                     ARTICLE VII

                         CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

          7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchasers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

          7.2 PERFORMANCE. Purchasers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchasers at or before the Closing.

          7.3 REGULATORY CONSENTS AND APPROVALS. All approvals (or terminations or expirations of waiting periods) required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained (or terminated or expired).

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                                     ARTICLE VIII

                                     TERMINATION

          8.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Sellers and Purchasers; or

          (b) at any time after June 15, 1997 by Sellers or Purchasers upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.


                                      ARTICLE IX

                                     DEFINITIONS

          9.1 DEFINITIONS. (a) DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

          "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "BUSINESS OR CONDITION OF THE COMPANY" means the business, condition (financial or otherwise), results of operations, assets and properties and prospects of the Company taken as a whole.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any other day on which banks located in the States of New York, Texas or California are authorized or obligated to close.

          "CLOSING" means the closing of the transactions contemplated by
SECTION 1.3.

          "CLOSING DATE" means (a) the first Business Day after the day on which the last of the approval or waiting period described in SECTION 6.3 and SECTION
7.3 has been obtained or has expired, as applicable, or (b) such other date as Purchasers and Sellers mutually agree upon in writing.

          "COMPANY" means Allied Waste Industries, Inc., a Delaware corporation. Unless the context requires otherwise, all

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references to the Company herein shall be deemed to include all of the consolidated subsidiaries of the Company.

          "CONTRACT" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

          "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.


                                      ARTICLE X

                                    MISCELLANEOUS

          10.1 FURTHER ASSURANCES. Sellers and Purchasers will execute and deliver at the Closing each agreement and other document that such party is required hereby to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of such party contained in this Agreement and will

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not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. At the Closing and from time to time thereafter, Sellers and Purchasers shall execute and deliver such other documents and instruments (including officers' certificates and opinions of counsel), provide such materials and information and take such other actions as may be reasonably requested to cause such party to fulfill its obligations under this Agreement.

          10.2 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

          10.3 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          10.4 REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity. Notwithstanding the foregoing, the parties acknowledge that it will be impossible to measure in money the damage caused by any failure of either party to comply with its agreements set forth herein, that each such agreement is material, and that in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or the enforcement of other equitable remedies against such party at the suit of the other party, without bond or other security, to compel performance of all of the terms hereof, and each party hereby waives the defense of availability of relief in damages.

          10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

          10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

APOLLO INVESTMENT FUND III, L.P.
APOLLO OVERSEAS PARTNERS III, L.P.
APOLLO (U.K.) PARTNERS III, L.P.

By:  Apollo Advisors II, L.P.

By:  Apollo Capital Management II, Inc.


By:  \s\ David B. Kaplan
     ---------------------------------
     Name:     David B. Kaplan
     Title:    Vice President


BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P.
BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.
BLACKSTONE FAMILY INVESTMENT PARTNERSHIP II L.P.

By:  Blackstone Management Associates II L.L.C.


By:  \s\ Howard A. Lipson
     ---------------------------------
     Name:     Howard A. Lipson
     Title:    Senior Managing Director


TPG PARTNERS, L.P.
TPG PARALLEL I, L.P.

By:  TPG GenPar, L.P.

By:  TPG Advisors, Inc.


By:  \s\ James J. O'Brien
     ---------------------------------
     Name:     James J. O'Brien
     Title:    Vice President


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